Exhibit 99.1

February 11, 2004

Crown Crafts, Inc. Reports Third Quarter 2004 Results;
Continued Profitability

Gonzales, Louisiana — Crown Crafts, Inc. (OTCBB: CRWS) (the “Company”) today reported net sales for the third quarter of fiscal 2004, which ended December 28, 2003, of $20.7 million, compared to net sales of $21.6 million for the third quarter of fiscal 2003. Net income for the quarter was $719,000, or $0.03 per diluted share, compared to a net loss of $991,000, or $0.11 per diluted share, for the third quarter of fiscal 2003, which included a $1.8 million restructuring charge related to the closure of Burgundy Interamericana, the Company’s Mexican manufacturing facility.

For the first nine months of fiscal 2004, the Company had net sales of $61.2 million, down from $68.0 million for the first nine months of fiscal 2003. Net income for the first nine months of the current fiscal year was $1.5 million, or $0.07 per diluted share, compared to net income of $395,000, or $0.02 per diluted share, in the prior fiscal year, which included the aforementioned restructuring charge.

The Company attributes the reported decline in sales to shipments of several new product placements to key customers that occurred primarily in the second quarter of fiscal 2003 but that have not been repeated at the same levels in fiscal 2004. Additionally, the Company’s Pillow Buddies® business continued to be slow in the third quarter of fiscal 2004. The Company previously chose not to renew existing licenses or enter into new licenses with respect to Pillow Buddies items due to the financial commitment required for such licenses. As a result, sales related to the affected license assortment were weaker than in the previous year. In addition, the Company previously announced Disney Consumer Products’ marketing decision to take one of its brands direct to retail beginning in early 2004. This announcement resulted in a decline in sales of products of that brand primarily during the second quarter of fiscal 2004.

“The Company is pleased to report continuing profitability, which has nearly doubled shareholders’ equity, increasing the balance to $16.9 million from $8.8 million, since our restructuring in July 2001,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “We have further strengthened our balance sheet by continuing to reduce long term debt. Cash from operations in the current year has allowed the Company to decrease debt by $3.6 million,” Mr. Chestnut continued.

The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results and answer appropriate questions from shareholders. Interested investors may join the teleconference by dialing (800) 450-0785. Please refer to confirmation number 718539. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be found prior to the call on the investor relations portion of the Company’s website.

A telephone replay of the teleconference will be available from 4:30 p.m. Central Standard Time on February 11, 2004 through 11:59 p.m. Central Standard Time on February 18, 2004. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 718539.

Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath and accessories and luxury hand-woven home décor. Its subsidiaries include Hamco, Inc. in Louisiana, Crown Crafts Infant Products, Inc. in California and Churchill Weavers, Inc. in Kentucky. Crown Crafts is America’s largest producer of infant bedding and infant bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.

Statements contained in this release that are not statements of historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “will” and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements involve unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, changing competition, the level and pricing of future orders from the Company’s customers, the Company’s dependence on third-party suppliers, including some located in foreign countries with unstable political situations, the Company’s ability to successfully implement new information technologies and the Company’s dependence on licenses from third parties.

CONSOLIDATED STATEMENTS OF OPERATIONS
SELECTED FINANCIAL DATA
In thousands, except per share data

	Three Months Ended		Nine Months Ended

	December 28,	December 29,	December 28,	December 29,
	2003	2002	2003	2002

Net sales	$20,717	$21,636	$61,183	$67,962
Net income (loss)	719	(991)	1,530	395
Basic income (loss) per share	0.08	(0.11)	0.16	0.04
Diluted income (loss) per share	0.03	(0.11)	0.07	0.02
Weighted Average Shares Outstanding:
Basic	9,505	9,421	9,479	9,421
Diluted	22,182	9,421	22,443	21,645

CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	December 28,	March 30,
	2003	2003

Total current assets	$28,832	$32,632
Total assets	53,826	57,926
Current maturities of long-term debt	3,015	3,014
Total current liabilities	9,663	11,766
Long-term debt	27,299	30,895
Total non-current liabilities	27,299	30,895
Shareholders’ equity	16,864	15,265
Total liabilities and shareholders’ equity	53,826	57,926

Contact:	Investor Relations Department
(225) 647-9146
or
Halliburton Investor Relations
(972) 458-8000